UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 5/17/07

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

311705310
(IRS Employer Identification No.)

5300 Claus Road
Riverbank, CA 95367

(209) 848-3900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Election of Directors; Appointment of Principal Officers

On May 17, 2007, Roy A. Herberger, Jr. was appointed to the Board of Directors of the Company, effective immediately. Mr. Herberger shall serve as director until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Herberger, 64, brings extensive marketing, management and corporate strategy experience to the Company. Mr. Herberger is currently President Emeritus of the Thunderbird School of Global Management. From 1989 until August 2004, Mr. Herberger served as President of Thunderbird, the Gavin Graduate School of International Management in Glendale, Arizona. His experience includes research and consultancies with several major Asian corporations. Mr. Herberger has also published numerous articles on international business negotiations in United States and international academic and business periodicals. He currently is a director of the Mayo Clinic, Rochester; Pinnacle West Capital Corporation and MedAire, Inc. Mr. Herberger graduated from the University of Colorado in 1971 with a PhD in business and from the University of Texas, Austin with a M.A. in 1968 and B.A. in 1966.

Mr. Herberger is not related to any officer, director or affiliate of the Company. Mr. Herberger is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       ECO2 PLASTICS, INC.

   (Registrant)

Date: May 21, 2007

/s/ Rodney S. Rougelot
___________________________
Rodney S. Rougelot, CEO